UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2018

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way Burnaby, British Columbia, Canada		V5G 4W8
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 484-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On March 23, 2018, Xenon Pharmaceuticals Inc. (the “Company”) and Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund O.S., L.P., Investment 10, L.L.C. and MSI BVF SPV, L.L.C. (collectively, “BVF”) entered into an Exchange Agreement pursuant to which BVF agreed to exchange an aggregate of 2,868,000 Common Shares of the Company for 2,868,000 Series 1 Preferred Shares of the Company (the “Exchange”). The Exchange closed on March 27, 2018 (the “Closing”). BVF, along with its affiliated funds, is an existing shareholder of the Company and held a number of Common Shares of the Company representing approximately 19.9% of the Company’s outstanding Common Shares prior to the Closing.

A copy of the Exchange Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Exchange Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

On March 27, 2018, the Company closed the previously announced transaction with Teva Pharmaceuticals International GmbH, along with Teva Canada Limited (collectively, “Teva”), to terminate by mutual agreement the collaborative development and license agreement dated December 7, 2012, as amended. In connection with the closing of such transaction, the Company cancelled 1,000,000 Common Shares of the Company that were owned by Teva. Pursuant to the terms of the termination agreement, Teva will also return, license or assign to the Company certain intellectual property including certain patent rights and will transfer regulatory filings related to TV-45070 to the Company. The termination agreement requires the Company to pay a low single-digit percentage royalty to Teva based on net sales of approved products, if any, resulting from any continued development and commercialization of TV-45070 by the Company during the period that assigned or licensed patents cover such products.

On March 23, 2018, the Ontario Securities Commission issued an order granting the Company exemptive relief from the requirements related to issuer bids under applicable Canadian securities laws in connection with the transfer and assignment to the Company by Teva of the 1,000,000 Common shares that were cancelled by the Company.

For additional information regarding the termination agreement with Teva, please refer to the Company’s Current Report on Form 8-K reporting information under Items 1.01, 1.02 and 9.01, filed with the Securities and Exchange Commission on March 7, 2018, which disclosure is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure required by this Item and included in Items 1.01 and 3.03 of this Current Report on Form 8-K (this “Current Report”) is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

In connection with the Closing, the Company issued an aggregate of 2,868,000 Series 1 Preferred Shares to BVF pursuant to the terms of the Exchange Agreement and the 2,868,000 Common Shares transferred to the Company by BVF in the Exchange were cancelled. The Series 1 Preferred Shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On March 23, 2018, the Company filed articles of amendment (the “Articles of Amendment”) with the Director of Industry Canada creating an unlimited number of Series 1 Preferred Shares. The following summary of certain terms and provisions of the Series 1 Preferred Shares is subject to, and qualified in its entirety by reference to, the rights, privileges, restrictions and conditions attached to the Series 1 Preferred Shares that are set out in Schedule 1 to the Articles of Amendment.

Rank. In the event of the Company’s liquidation, dissolution or winding up or other distribution of assets of the Company among its shareholders for the purpose of winding up the Company’s affairs, the holders of Series 1 Preferred Shares are entitled to all remaining property and assets of the Company pari passu on a share for share basis with the holders of the Company’s Common Shares. The holders of the Series 1 Preferred Shares are entitled to receive such property and assets of the Company prior to the receipt thereof by the holders of the Common Shares.

Conversion. Each Series 1 Preferred Share is convertible into one Common Share at any time at the holder’s option without payment of any additional consideration, provided that any such conversion must be for at least the lesser of (i) 100,000 Series 1 Preferred Shares, (ii) the remaining number of Series 1 Preferred Shares then held by such holder and (iii) such other number of Series 1 Preferred Shares as agreed between the Company and such holder. Holders of the Series 1 Preferred Shares are prohibited from converting Series 1 Preferred Shares into Common Shares if, as a result of such conversion, the holder, together with its affiliates, would beneficially own (calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and National Instrument 62-104 Take-Over Bids and Issuer Bids in Canada) more than 9.99% of the total number of Common Shares issued and outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”), provided that the holder may reset the Beneficial Ownership Limitation to a higher or lower number (not to exceed 19.99% of the total number of Common Shares issued and outstanding immediately after giving effect to a conversion) upon providing written notice to the Company. Any such notice providing for an increase to the Beneficial Ownership Limitation will be effective 61 days after delivery to the Company.

Each Series 1 Preferred Share is also convertible into one Common Share at any time at the Company’s option without payment of additional consideration, provided that prior to any such conversion, the holder, together with its affiliates, beneficially owns less than 5.00% of the total number of Common Shares issued and outstanding and such conversion will not result in the holder, together with its affiliates, beneficially holding more than 5.00% of the total number of Common Shares issued and outstanding immediately after giving effect to such conversion.

If, at any time while the Series 1 Preferred Shares are outstanding, there occurs a Change of Control (as defined in the Articles of Amendment), holders of Series 1 Preferred Shares shall be issued one Common Share for each outstanding Series 1 Preferred Share immediately prior to the Change of Control (without regard to the Beneficial Ownership Limitation), and following such conversion, will be entitled to receive the same kind and amount of securities, cash or property that a holder of Common Shares is entitled to receive in connection with such Change of Control.

Voting Rights. The holders of the Series 1 Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and will not be entitled to vote at any such meeting. Notwithstanding the foregoing, the Series 1 Preferred Shares are entitled to receive notice of and attend any meeting of the shareholders of the Company and vote on all matters on which the Common Shares are entitled to vote, voting together with the Common Shares on an as-converted basis and as a single class, subject in the case of each holder of the Series 1 Preferred Shares to the Beneficial Ownership Limitation notwithstanding any voting or other rights the holder may have at law or otherwise. In no case shall a Series 1 Preferred Share be entitled to more than one vote on an as-converted basis. Any Series 1 Preferred Shares that are ineligible to convert into Common Shares due to the Beneficial Ownership Limitation, measured as of a given record date that applies for a shareholder meeting, shall be deemed to be non-voting securities.

The Company may not, without the affirmative vote of the holders of a majority of the then outstanding Series 1 Preferred Shares, (i) alter or change adversely the powers, preferences or rights given to the Series 1 Preferred Shares or alter or amend or repeal any provision of, or add any provision to, the articles or bylaws of the Company, or file any articles of amendment, if such action would adversely alter or change the rights, privileges, restrictions and conditions provided for the benefit of the Series 1 Preferred Shares, or (ii) enter into any agreement with respect to any of the foregoing.

Transferability. Prior to any sale, transfer or other disposition of Series 1 Preferred Shares, the holder must provide the Company with prior written notice at least three trading days in advance. No transfers may be effected unless the number of Series 1 Preferred Shares being transferred is at least the lesser of (i) 100,000 Series 1 Preferred Shares, (ii) the remaining number of Series 1 Preferred Shares then held by such holder and (iii) such other number of Series 1 Preferred Shares as agreed between the Company and such holder.

Dividends. Holders of the Series 1 Preferred Shares are entitled to receive dividends (other than dividends in the form of Common Shares) on the Series 1 Preferred Shares (without regard to the Beneficial Ownership Limitation) if, as and when declared by the Company’s board of directors on the Common Shares.  All dividends which the board of directors of the Company may determine to declare and pay must be declared and paid in equal or equivalent amounts per share on all of the Series 1 Preferred Shares in priority to the holders of the Common Shares.

Adjustments. If the Common Shares are subdivided, consolidated, reclassified or otherwise changed, the Series 1 Preferred Shares will be subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. If the Common Shares are exchanged or changed into other securities, cash or other property, the Series 1 Preferred Shares when converted will be converted into such other securities, cash or other property in the same manner. If the Common Shares are converted into or exchanged for the right to receive more than one type of consideration, the consideration for which the Series 1 Preferred Shares are exchangeable will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares.

Redemption. The Company may not redeem the Series 1 Preferred Shares.

A copy of the Articles of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Articles of Amendment, does not purport to be complete and is qualified in its entirety by reference to the full text of the Articles of Amendment. The specimen Series 1 Preferred Share certificate is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure required by this Item and included in Item 3.03 of this Current Report is incorporated herein by reference.

Item 8.01	Other Events.

Following the closing of the share cancellation with Teva and the Closing with BVF, as of March 27, 2018, there were 14,171,301 Common Shares and 2,868,000 Series 1 Preferred Shares of the Company outstanding.

On March 28, 2018, the Company issued a press release announcing the closing of the share cancellation with Teva and the Closing with BVF. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment to the Articles of the Company, creating the Series 1 Preferred Shares.

4.1	Specimen Series 1 Preferred Share Certificate.

10.1	Exchange Agreement, dated March 23, 2018, by and among the Company and the shareholders listed in Schedule B thereto.

99.1	Press Release issued by Xenon Pharmaceuticals Inc. dated March 28, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenon Pharmaceuticals Inc.

Date: March 28, 2018	By:	/s/ Ian Mortimer
Ian Mortimer
President & Chief Financial Officer